EXHIBIT 19.1

UNITED-GUARDIAN, INC.

INSIDER TRADING COMPLIANCE POLICY

A.	Introduction

United-Guardian, Inc. (the “Company”) has adopted this Insider Trading Compliance Policy (this “Policy”) to assist its directors, officers, employees, agents or advisors in complying with insider trading laws, avoiding even the appearance of improper insider trading, and ensuring compliance with the Company’s obligation under Item 408 of Regulation S-K and Rule 10b-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These obligations include the public disclosure of information regarding the Company’s insider trading compliance policy, practices, and the use of certain trading arrangements by Company insiders.

Federal and state securities laws strictly prohibit trading in a company’s securities while in possession of “material nonpublic information” about the company. This practice, known as “insider trading,” can result in severe civil and criminal penalties. These laws are based on the principle that individuals trading in a company’s securities should not benefit from having unfair access to material nonpublic information. Furthermore, these laws prohibit the disclosure of material nonpublic information to others who might use it for trading purposes. All directors, officers, and employees are required to fully understand and comply with these laws. Violating insider trading laws not only undermines public trust but also subjects individuals and the Company to significant legal penalties and reputational harm.

These rules apply to all transactions involving the Company’s securities, including non-derivative and derivative securities, unless subject to an applicable exemption under Section G.

B.	Application

This Policy applies to all directors, officers, employees of the Company, and the Company itself (collectively, “Insiders”), their Related Parties, and any individuals designated as Insiders by the Compliance Officer.

“Related Parties” include:

●	Individuals living in the same household as an Insider.

●	Family members outside the household whose transactions in Company securities are influenced or directed by the Insider, also referred to as “tipping” (see Section E).

●	Entities controlled or influenced by an Insider, such as corporations, partnerships, or trusts.

“Family members” include a child, stepchild, grandchild, parent, stepparent, grandparent, spouse (or equivalent cohabitation relationship), sibling, in-laws, and adoptive relatives.

An individual is considered an Insider if they enter into a confidential relationship with the Company related to its affairs and, as a result, gain access to or learn confidential information through their work or representation of the Company. Insiders may include, but are not limited to, the Company’s auditors, attorneys, consultants, independent contractors, and employees of such organizations.

To avoid any appearance of impropriety, additional restrictions apply to “Section 16 Individuals” and “Key Employees.”

“Section 16 Individuals” are the Company’s directors and officers who are subject to the reporting and trading restrictions of Section 16 of the Exchange Act. This includes all members of the Board of Directors and officers designated by the Board as “Section 16 Officers.”

“Key Employees” are individuals who, due to their role within the Company, have access to material nonpublic information, as well as any other individuals designated by the Compliance Officer as Key Employees.

Both Section 16 Individuals and Key Employees, who regularly have access to confidential information, are prohibited from buying, selling, donating, or otherwise transacting in Company securities outside the Company’s designated trading windows (see Section H). In addition, these individuals must obtain prior approval from the Compliance Officer for all trades in Company securities, in accordance with the procedures outlined in Section I.

C.	Materiality

Information is considered “material” if it could influence a person’s decision whether to buy, sell or hold the Company’s securities. Materiality is dependent on the specific facts and circumstances of each situation. Generally, any information (positive or negative) that could reasonably be expected to affect the Company’s stock price should be considered material.

Material information can relate to any aspect of the Company’s business or its securities, including debt or equity. Enforcement authorities often assess materiality with the benefit of hindsight. If the Company’s stock price changes after the information is made public, it will likely be deemed material.

Although not exhaustive, the following types of information are typically considered material:

●	Quarterly and year-end financial results, and significant changes in financial performance.

●	Projections of future earnings or losses, guidance, strategic plans, or changes thereto.

●

Proposals, plans or agreements, involving mergers, acquisitions, tender offers, divestitures, recapitalizations, joint ventures, strategic alliances, licensing arrangements, or transactions involving substantial assets.

●	Execution, modification, or termination of significant contracts.

●	The acquisition or loss of a significant customer.

●	Determinations to declare a dividend.

●	Major developments involving products or business strategies.

●	New equity or debt offerings, whether public or private.

●	The contents of upcoming reports or publications that may impact the Company’s stock price.

●	Changes in control or senior management.

●	Cybersecurity risks and incidents, including significant breaches.

●	Actual or threatened major litigation, resolution of such litigation, or other similar disputes.

●	Decreases in capital resources or liquidity, or impending bankruptcy or receivership.

If an Insider is uncertain whether particular information is material, the Insider should assume it is and consult with the Compliance Officer before disclosing it or trading while in possession of such information.

D.	Nonpublic Information

Information is considered “nonpublic” if it has not been made available to the general public. To be deemed “public”, it must have been disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC”) or disseminated in a manner designed to broadly reach investors, where they have time to absorb and evaluate the information. Additionally, a reasonable period of time must pass after the Company publicly announces material information for the market to fully react.

For purposes of this Policy, information will be considered public only after the close of trading on the second business day following its public release. Insiders with material nonpublic information must wait until after the close of trading on the second full trading day before engaging in any transactions in Company securities.

As with materiality, if an Insider is unsure whether information is public, the Insider should assume it is nonpublic, treat it as confidential, and consult with the Compliance Officer.

E.	General Policy

The following guidelines on trading or causing trading while in possession of material nonpublic information must be followed to ensure compliance with applicable federal and state securities laws and with this Policy:

1.

Non-Disclosure of Material Nonpublic Information. Insiders are prohibited from disclosing material nonpublic information to anyone until it has been publicly released by the Company, except those within the Company or third-party agents of the Company whose roles require access to know such information (e.g., auditors, legal counsel, and investment banking advisors).

2.

Prohibition Against Tipping. “Tipping” refers to providing material nonpublic information to others who may trade or advise others to trade on such information. This practice is illegal and Insider’s must not “tip” or otherwise disclose material nonpublic information about the Company to outsiders, unless required as part of their regular duties and authorized by the Compliance Officer. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer. Outsiders include, but are not limited to, family members, analysts, actual or potential investors, members of the press, and others seeking information.

3.

Prohibition Against Providing Trading Advice. Insiders are prohibited from providing trading advice about the Company to anyone, whether or not they possess material nonpublic information. Insiders should, however, advise other Insiders against trading if it could violate this Policy or applicable law.

4.

Prohibition from Trading in the Company’s Securities. Insiders are prohibited from buying, selling, donating, recommending, or otherwise transacting in the Company’s securities while aware of material nonpublic information about the Company. Insiders are also prohibited from transacting in the Company’s securities during any special blackout period applicable to such Insider as designated by the Compliance Officer.

5.

Prohibition from Trading in Other Securities. No Insider is permitted to trade or “tip” information about another company’s securities while in possession of material nonpublic information about that company obtained through their employment or affiliation with the Company.

F.	Other Prohibited Transactions

Investing in the Company’s common stock offers an opportunity to share in the Company’s growth. In contrast, short-term speculation on market fluctuations may distract directors, officers, and employees from the Company’s long-term goals and may conflict with the best interests of the Company and its stockholders. Additionally, such activities can create the appearance of improper conduct. Therefore, Insiders are subject to the following additional restrictions:

1.

Prohibition Against Short Selling. Insiders are prohibited from engaging in short sales of the Company securities. A short sale involves selling a security that the seller does not own at the time of the transaction. In addition to this Policy, Section 16(c) of the Exchange Act prohibits Section 16 Officers and Directors from engaging in short sales.

2.

Prohibition Against Derivative Transactions. Insiders are prohibited from engaging in transactions involving puts, calls, or other derivative instruments related to Company securities. Such transactions are speculative and may create the appearance of trading based on nonpublic information.

3.

Prohibition Against Hedging. No Insider may engage in hedging transactions involving Company securities, including forward sale or purchase contracts, equity swaps, collars, or exchange funds. Such transactions are speculative and may create the appearance of trading based on nonpublic information.

4.

Prohibition Against Trading on Margin or Pledging. Insiders are prohibited from holding Company securities in margin accounts or pledging them as collateral for loans. If a margin call occurs or a loan is in default, securities could be sold without the Insider’s consent, potentially during a time when the Insider is aware of material nonpublic information.

5.

Limited Use of Standing and Limit Orders. Standing and limit orders pose a risk for insider trading violations because the timing of the transaction is beyond the Insider’s control, potentially resulting in a trade while in possession of material nonpublic information. The Company strongly discourages placing such orders. If an Insider deems it necessary, the order should be limited to no more than five business days and comply with all applicable restrictions and pre-clearance requirements. A standing order as part of a Rule 10b5-1 trading plan approved by the Compliance Officer is permitted.

G.	Exceptions for Certain Transactions

The trading restrictions in this Policy do not apply to (a) stock option exercises (but they do apply to the sale of any securities acquired through such exercises); and (b) bona fide gifts of Company stock (however the recipient of the gift is subject to this Policy’s trade restrictions for any subsequent sale of the gifted securities).

H.	Trading Windows and Blackout Periods

In addition to the other limitations in this Policy, Insiders are prohibited from trading Company securities during the following blackout periods:

1.

Blackout Periods. Trading in the Company’s securities is prohibited beginning on the 15th calendar day before the end of each fiscal quarter and fiscal year (or the preceding Friday if the 15th falls on a weekend). The blackout period ends after the close of trading on the second full business day following the public release of the Company’s quarterly or annual earnings. During these blackout periods, Insiders are generally presumed to possess material nonpublic information regarding the Company’s financial performance.

2.

Special Blackout Periods. From time to time, material nonpublic information about the Company, such as negotiations related to mergers or acquisitions, may require additional blackout periods. The Compliance Officer will notify those affected by the special blackout period. During these times, Insiders with knowledge of the information are prohibited from trading in Company securities and must keep the existence of the special blackout period confidential.

3.

Exceptions for Hardship Cases. The Compliance Officer may authorize trading outside the designated windows (but not during special blackout periods) due to financial or other hardships, following the procedures outlined in Section I.

Be advised that trading windows are not “safe harbors” guaranteeing compliance with securities laws. Insiders must exercise good judgment and remain responsible for their trades at all times.

I.	Procedures for Approving Trades by Section 16 Individuals, Key Employees and Hardship Cases

1.	Section 16 Individual/Key Employee Trades. No Section 16 Individual or Key Employee may trade in Company securities until:

a.	the person trading notifies the Compliance Officer in writing of the amount and nature of the proposed trade(s);

b.

the person trading certifies to the Compliance Officer in writing, no earlier than two business days prior to the proposed trade, that (i) they are not in possession of material nonpublic information concerning the Company and (ii) the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act; and

c.	the Compliance Officer approves the trade(s) and has certified the approval in writing.

2.	Hardship Cases. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows due to financial or other hardships, only after:

a.	the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s);

b.

the person trading has certified to the Compliance Officer in writing, no earlier than two business days prior to the proposed trade(s), that they are not in possession of material nonpublic information; and

c.	the Compliance Officer has approved the trade(s) and certifies the approval in writing.

3.

No Obligation to Approve Trades. The approval procedures outlined above do not obligate the Compliance Officer to approve any requested trades. The Compliance Officer may reject any trade requests at their sole discretion.

J.	Compliance Officer

The Compliance Officer is responsible for reviewing and either approving or prohibiting proposed trades by Section 16 Individuals and Key Employees in accordance with the procedures outlined in Section I.

In addition to the trading approval duties described in Section I, the Compliance Officer’s responsibilities include the following:

●	Administering this Policy and monitoring and enforcing compliance with all provisions and procedures.

●	Responding to inquiries related to this Policy and its procedures.

●	Designating and announcing quarterly and special trading blackout periods during which certain Insiders may not trade in Company securities.

●	Providing copies of this Policy and other relevant materials to new Insiders and tracking signed acknowledgments.

●	Administering, monitoring, and enforcing compliance with all federal and state insider trading laws and regulations.

●	Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations or as otherwise deemed necessary or appropriate.

The Compliance Officer may designate one or more individuals to perform these duties if they are unable or unavailable to do so.

K.	Post-Termination Transactions

The restrictions outlined in this Policy remain in effect for transactions involving the Company’s securities even after an individual’s employment or engagement with the Company has terminated. If an individual possesses material nonpublic information at the time of such termination, or if the Company’s trading window is closed, they must refrain from trading in the Company’s securities until the material nonpublic information has been publicly disclosed or is no longer material, and/or the Company’s trading window has reopened.

L.	Penalties and Disciplinary Actions

The consequences of engaging in prohibited insider trading or tipping can be severe. Violators may be required to:

●	Disgorge profits made or losses avoided through improper trading.

●	Compensate individuals harmed by purchasing securities from, or selling securities to, the insider or tippee.

●	Pay substantial civil and/or criminal penalties.

●	Face disqualification from serving as an officer or director of a public company.

●	Serve prison sentences.

The Company may also face significant civil and criminal penalties if violations occur.

Any violation of this Policy or applicable federal or state insider trading or tipping laws by an Insider may result in disciplinary action. For directors, this could include dismissal proceedings. For officers or employees, this could include disciplinary measures up to and including termination for cause.

Insiders who violate this Policy or any insider trading or tipping laws or who are aware of any such violations by others, must report the violation immediately to the Compliance Officer. Upon receiving such reports, the Compliance Officer, in consultation with legal counsel, will determine whether the Company should disclose the material nonpublic information or report the violation to the SEC or other appropriate governmental authorities.

M.	Miscellaneous

This Policy will be distributed to all directors, officers, employees, and designated Insiders upon its adoption or subsequent revision by the Company. It will also be provided to all new directors, officers, employees, and designated Insiders at the commencement of their employment or relationship with the Company.

Upon receiving a copy of this Policy or any subsequent revisions, each Section 16 Individual and Key Employee must sign an acknowledgment that they have received a copy of this Policy and agree to comply with its terms.

The Company shall file this Policy as Exhibit 19 to its Annual Report on Form 10-K.

Last Updated: March 19, 2025

UNITED-GUARDIAN, INC.

INSIDER TRADING COMPLIANCE POLICY

ACKNOWLEDGEMENT

The undersigned hereby acknowledges receipt of the attached Insider Trading Compliance Policy of United-Guardian, Inc. (the “Company”) and hereby agrees to strictly comply with such policy. The undersigned also agrees that if they are contemplating a sale or purchase transaction involving any Company stock (as described in the Insider Trading Compliance Policy) and are unsure of the applicability of this policy, they will contact the Compliance Officer of the Company prior to executing the transaction to determine if they may proceed.

Please acknowledge your receipt of the attached Insider Trading Compliance Policy by dating and signing this acknowledgment and returning it to the Compliance Officer.

Name:

Title:

Date: